PRESS RELEASE

Date:	February 11, 2010

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Tim McArdle, Senior Vice President and Treasurer ofMutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces 2009 Earnings

 Muncie, Indiana - MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the “Bank”), announced today that net income available to common shareholders for the year ended December 31, 2009 was $1.4 million, or $.20 for basic and diluted earnings per common share.  This compared to a net loss for the year ended December 31, 2008 of $22.1 million, or $4.22 for basic and diluted earnings per common share.  Return on assets was .23% and return on average tangible common equity was 1.49% for the year ended 2009 compared to a negative 1.91% and a negative 28.04% respectively, for the year ended 2008.

“We are pleased to report positive annual earnings through this difficult economic environment, which has included historically high levels of credit expense on the loan portfolio and other than temporary impairments on the investment portfolio,” said David W. Heeter, President and CEO.

Assets totaled $1.4 billion at December 31, 2009, an increase from December 31, 2008 of $10.1 million, or 0.7% as cash received from loan sales and prepayments was reinvested into securities. Gross loans, excluding loans held for sale, decreased $52.1 million, or 4.6%.  Increases in commercial loans of $8.7 million, or 2.6% were offset by decreases in consumer loans of $8.6 million, or 3.3% and residential mortgage loans held in the portfolio of $52.2 million, or 9.8%. Residential mortgage loans held for sale increased $1.0 million and mortgage loans sold during the year 2009 totaled $160.0 million compared to $92.9 million sold during the year 2008. Total loan originations for the year ended December 31, 2009 were approximately $335 million, a 68% increase over 2008.  Despite the increased originations, loan prepayments and mortgage loan sales have led to a decrease in loan balances. Increases in investment securities available for sale of $53.7 million, or 69.5% primarily due to investments in highly rated municipal, corporate and mortgage-backed securities and cash and cash equivalents of $6.6 million helped offset the decreases in the loan portfolio.

The net loss for the three months ended December 31, 2009 was $1.6 million, or $.24 for basic and diluted earnings per common share. The net loss for the quarter was a direct result of $2.4 million of other than temporary impairment charges on several investments.  This compared to a net loss for the comparable period in 2008 of $24.9 million, or $3.65 for basic and diluted earnings per share. The net loss in fourth quarter 2008 was primarily due to a goodwill impairment charge of $29.0 million. Annualized return on average assets was a negative .34% and return on average tangible common equity was a negative 7.06% for the three months ended December 31, 2009 compared to a negative 7.13% and a negative 108.92% respectively, for the same period last year.

Allowance for loan losses was $16.4 million at December 31, 2009, an increase of $1.3 million from December 31, 2008. Net charge offs for the quarter ended December 31, 2009 were $1.9 million, or .69% of average loans on an annualized basis compared to $1.9 million, or .66% of average loans for the comparable period in 2008.  Net charge offs for the year ended December 31, 2009 were $5.2 million, or .47% of average loans compared to $3.2 million, or .34% of average loans for the comparable period in 2008.  The allowance for loan losses as a percentage of non-performing loans and total loans was 50.38% and 1.53%, respectively at December 31, 2009 compared to 69.41% and 1.34%, respectively at December 31, 2008 and 50.68% and 1.53%, respectively at September 30, 2009.  On a linked quarter basis net charge offs increased from an annualized .50% of average loans for the quarter ended September 30, 2009 to .69% for the current quarter.  Heeter commented, “We continue to actively monitor our loan portfolio and we believe our allowance is adequate.”

Total deposits were $1.0 billion at December 31, 2009 an increase of $82.7 million, or 8.6% from December 31, 2008. This increase was due to increases in certificates of deposit of $62.1 million and transactional deposits of $20.6 million. Total borrowings decreased $81.1 million to $198.0 million at December 31, 2009 from $279.1 million at December 31, 2008.  The decrease in total borrowings was a direct result of increasing retail deposits and paying down maturating borrowings helping to reduce interest costs.

Stockholders’ equity was $129.7 million at December 31, 2009, a decrease of $788,000, or 0.6% from December 31, 2008. The decrease was due primarily to dividend payments of $2.9 million to common shareholders and $1.4 million to preferred shareholders.   This decrease was partially offset by net income of $3.2 million and Employee Stock Ownership Plan (ESOP) shares earned of $215,000.  Accumulated other comprehensive income increased $170,000 as unrealized gains on securities and derivatives of $325,000 were partially offset by a $155,000 unrealized loss on a benefit plan.  The Bank’s risk-based capital ratio is 12.75% and the tier one capital ratio is 11.50%.  The Bank’s capital ratios are well in excess of “well-capitalized” levels as defined by all regulatory standards.

Net interest income before the provision for loan losses decreased $263,000 from $10.5 million for the three months ended December 31, 2008 to $10.3 million for the three months ended December 31, 2009. The primary reason for the decrease was a decrease in net interest margin of 17 basis points to 3.24% in the fourth quarter 2009 compared to 3.41% for the fourth quarter 2008.   This decrease was partially offset by an increase in average earning assets of $30.1 million due to an increased investment portfolio.  On a linked quarter basis, net interest income increased $38,000 primarily due to an increase in net interest margin of 3 basis points, partially offset by a decrease in average earning assets of $8.4 million.

Net interest income before the provision for loan losses increased $7.7 million from $33.5 million for the year ended December 31, 2008 to $41.2 million for the year ended December 31, 2009. The primary reason for the increase was an increase in average earning assets of $239.5 million due to the acquisition of MFB Corp in the third quarter of 2008.   Net interest margin remained unchanged at 3.22% for the years ended December 31, 2009 and 2008.

The provision for loan losses for the fourth quarter of 2009 was $1.7 million, a decrease of $3.1 million from last year’s comparable period.  This decline was due to the fourth quarter of 2008 provision of $4.8 million to sufficiently meet the Bank’s internal allowance calculation due to the declining economic and loan factors.  The current provision continues to provide sufficient additional allowance to meet the Bank’s internal allowance calculation.  Non-performing loans to total loans at December 31, 2009 were 3.03% compared to 1.93% at December 31, 2008.  This increase in non-performing loans was primarily due to an increased level of non-performing residential property loans.  Non-performing assets to total assets were 2.86% at December 31, 2009 compared to 1.92% at December 31, 2008.  On a linked quarter basis, non-performing loans to total loans at December 31, 2009 were 3.03% compared to 3.02% at September 30, 2009.  This increase in non-performing loans was primarily due to a decreased level of total loans as non-performing loans decreased $208,000.  Non-performing assets to total assets were 2.86% at December 31, 2009 compared to 2.74% at September 30, 2009.

The provision for loan losses for the year ended 2009 was $6.5 million, a decrease of $500,000 from 2008.  The provision for loan losses continued to exceed net charge offs and added an additional $1.3 million to the allowance.  Allowance for loan losses to loans receivable was 1.53% as of December 31, 2009 compared to 1.34% as of December 31, 2008.

Non-interest income increased $599,000 to $1.8 million for the three months ended December 31, 2009 compared to the same period in 2008. This increase is primarily due to increases in service fees on transaction accounts of $19,000, increases in commission income of $243,000 primarily due to an increase in income on trust services, increases in limited partnership income of $407,000 primarily due to one-time gains of $427,000, and increases in net gain on sale of loans of $596,000 primarily due to a $500,000 mortgage servicing rights impairment in the fourth quarter of 2008, which was not duplicated in 2009.  These increases were partially offset by a decrease in gains on sale of investments of $936,000 due to impairment charges of $2.4 million on securities taken in the fourth quarter of 2009 compared to $1.2 million taken in the fourth quarter 2008.

For the year ended December 31, 2009 non-interest income increased $6.6 million to $13.2 million compared to $6.5 million for the same period in 2008. The reasons for the increases are primarily due to the acquisition of MFB Corp in the third quarter 2008, the impairment charge taken in the third quarter of 2008, and increased mortgage banking income in 2009.

Non-interest expense decreased $28.2 million to $11.9 million for the three months ended December 31, 2009 compared to $40.1 million for the same period in 2008.  The fourth quarter 2008 included a goodwill impairment charge of $29.0 million.  The increases in the current quarter non-interest expense compared to the same period in 2008 included increases in occupancy and equipment expense of $222,000 primarily due to increased property taxes, increases in data processing of $85,000, increases in deposit insurance of $208,000 primarily due to higher premium rates and increased deposits, and increases in repossessed asset expense of $494,000 primarily due to increased repossessed assets.  The decreases in the current quarter non-interest expense compared to the same period in 2008 included a decrease in salaries and employee benefits of $54,000, a decrease in marketing expense of $73,000, a decrease in software subscriptions and maintenance of $42,000, a decrease in intangible amortization of $44,000 and a decrease in other expenses of $29.0 million related to the goodwill impairment charge.

For the year ended December 31, 2009 non-interest expense decreased $19.1 million to $44.5 million compared to $63.6 million for the same period in 2008.  The reasons for the increase after excluding the $29.0 million goodwill impairment charge were due to the acquisition of MFB Corp in the third quarter of 2008, increased FDIC assessments, which included a one-time $630,000 in the second quarter 2009, and credit related expenses on the loan portfolio.

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-three full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana.  MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan.  MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services.  The Company’s stock is traded on the NASDAQ National Market under the symbol “MFSF” and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST	FINANCIAL INC.

	December 31,	December 31,
Selected Financial Condition Data(Unaudited):	2009	2008
	(000)	(000)

Total Assets	$1,398,881	$1,388,827

Cash and cash equivalents	46,341	39,703

Loans held for sale	2,521	1,541

Loans receivable, net	1,059,694	1,113,132

Investment securities held to maturity	8,147	9,676

Investment securities available for sale, at fair value	130,914	77,255

Total deposits	1,045,196	962,514

Total borrowings	197,960	279,104

Total stockholders' equity	129,727	130,515

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Selected Operations Data (Unaudited):	2009	2009	2008	2009	2008
	(000)	(000)	(000)	(000)	(000)

Total interest income	$17,378	$17,682	$19,108	$71,852	$65,179
Total interest expense	7,097	7,439	8,564	30,624	31,639

Net interest income	10,281	10,243	10,544	41,228	33,540
Provision for loan losses	1,650	1,650	4,763	6,500	7,020
Net interest income after provision
for loan losses	8,631	8,593	5,781	34,728	26,520

Non-interest income
Fees and service charges	1,936	1,956	1,917	7,458	6,257
Net gain (loss) on sale of investments	(2,019)	60	(1,083)	(1,800)	(3,716)
Equity in gains (losses) of limited partnerships	341	(78)	(66)	108	(158)
Commissions	849	710	606	3,047	1,796
Net gain (loss) on loan sales	258	582	(338)	2,622	1,141
Increase in cash surrender value of life insurance	390	385	413	1,573	1,323
Other income (loss)	25	33	(268)	145	(121)
Total non-interest income	1,780	3,648	1,181	13,153	6,522

Non-interest expense
Salaries and benefits	6,076	5,823	6,130	23,047	19,118
Occupancy and equipment	1,482	1,424	1,260	5,677	4,509
Data processing fees	407	388	322	1,510	1,192
Professional fees	319	310	312	1,291	1,133
Marketing	397	408	470	1,530	1,461
Deposit insurance	414	416	206	2,263	512
Software subscriptions and maintenance	334	367	376	1,378	1,011
Intangible amortization	359	372	403	1,525	805
Repossessed assets expense	899	446	405	2,025	875
Other expenses	1,191	993	30,234	4,261	33,009
Total non-interest expense	11,878	10,947	40,118	44,507	63,625

Income (loss) before taxes	(1,467)	1,294	(33,156)	3,374	(30,583)
Income tax provision (benefit)	(278)	52	(8,309)	211	(8,485)
Net income (loss)	(1,189)	1,242	(24,847)	3,163	(22,098)
Preferred stock dividends and amortization	451	451	31	1,803	31
Net income (loss) available to common shareholders	$(1,640)	$791	$(24,878)	$1,360	$(22,129)

Average Balances, Net Interest Income, Yield Earned and Rates Paid

		Three			Three
		mos ended			mos ended
		12/31/2009			12/31/2008
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$31,203	$14	0.18%	$8,855	$22	0.99%
Mortgage-backed securities:
Available-for-sale	101,110	990	3.92	49,950	707	5.66
Held-to-maturity	8,899	120	5.39	9,796	187	7.64
Investment securities:
Available-for-sale	26,190	323	4.93	20,475	241	4.71
Loans receivable	1,082,263	15,882	5.87	1,130,529	17,729	6.27
Stock in FHLB of Indianapolis	18,632	50	1.07	18,632	222	4.77
Total interest-earning assets (3)	1,268,297	17,379	5.48	1,238,237	19,108	6.17
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	125,854			155,839
Total assets	$1,394,151			$1,394,076

Interest-Bearing Liabilities:
Demand and NOW accounts	$159,242	172	0.43	$169,002	328	0.78
Savings deposits	85,759	34	0.16	81,372	105	0.52
Money market accounts	49,826	120	0.96	47,161	203	1.72
Certificate accounts	640,102	4,570	2.86	573,707	5,005	3.49
Total deposits	934,929	4,896	2.09	871,242	5,641	2.59
Borrowings	211,071	2,201	4.17	280,390	2,923	4.17
Total interest-bearing accounts	1,146,000	7,097	2.48	1,151,632	8,564	2.97
Non-interest bearing deposit accounts	100,376			94,006
Other liabilities	16,410			20,612
Total liabilities	1,262,786			1,266,250
Stockholders' equity	131,365			127,826
Total liabilities and stockholders' equity	$1,394,151			$1,394,076

Net earning assets	$122,297			$86,605

Net interest income		$10,282			$10,544

Net interest rate spread			3.00%			3.20%

Net yield on average interest-earning assets			3.24%			3.41%

Average interest-earning assets to
average interest-bearing liabilities			110.67%			107.52%

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
Selected Financial Ratios and Other Financial Data (Unaudited):	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Share and per share data:
Average common shares outstanding
Basic	6,853,643	6,845,697	6,820,638	6,840,659	5,249,135
Diluted	6,853,672	6,846,025	6,821,158	6,840,748	5,253,477
Per common share:
Basic earnings	$(0.24)	$0.12	$(3.65)	$0.20	$(4.22)
Diluted earnings	$(0.24)	$0.12	$(3.65)	$0.20	$(4.22)
Dividends	$0.06	$0.12	$0.16	$0.42	$0.64

Dividend payout ratio	-25.00%	100.00%	-4.38%	210.00%	-15.17%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	-0.34%	0.23%	-7.13%	0.23%	-1.91%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(1)	-7.06%	3.48%	-108.92%	1.49%	-28.04%
Interest rate spread information:
Average during the period(1)	3.00%	2.97%	3.20%	2.98%	3.01%

Net interest margin(1)(2)	3.24%	3.21%	3.41%	3.22%	3.22%

Efficiency Ratio	98.48%	78.81%	342.14%	81.84%	158.82%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	110.67%	110.23%	107.52%	110.22%	107.14%

Allowance for loan losses:
Balance beginning of period	$16,620	$16,348	$12,217	$15,107	$8,352
Charge offs:
One- to four- family	979	218	139	1,728	480
Multi-family	0	0	0	0	0
Commercial real estate	169	585	1,224	1,291	1,548
Construction or development	0	0	0	0	0
Consumer loans	994	779	623	3,154	2,174
Commercial business loans	0	0	200	83	230
Sub-total	2,142	1,582	828	6,256	4,432

Recoveries:
One- to four- family	16	0	0	110	42
Multi-family	0	0	0	0	0
Commercial real estate	6	35	244	184	558
Construction or development	0	0	0	0	0
Consumer loans	264	169	69	767	556
Commercial business loans	0	0	0	2	57
Sub-total	286	204	313	1,063	1,213

Net charge offs	1,856	1,378	1,873	5,193	3,219
Acquired with MFB Financial acquisition			0		2,954
Additions charged to operations	1,650	1,650	4,763	6,500	7,020
Balance end of period	$16,414	$16,620	$15,107	$16,414	$15,107

Net loan charge-offs to average loans (1)	0.69%	0.50%	0.66%	0.47%	0.34%

	December 31,	September 30,	December 31,
	2009	2009	2008

Total shares outstanding	6,984,754	6,984,754	6,984,754
Tangible book value per share	$13.09	$13.22	$12.99
Tangible common equity to tangible assets	6.77%	6.85%	6.79%

Nonperforming assets (000's)
Non-accrual loans
One- to four- family	$14,617	$16,100	$7,917
Commercial real estate	8,986	9,269	7,723
Consumer loans	3,610	3,501	1,851
Commercial business loans	1,873	2,192	2,507
Total non-accrual loans	29,086	31,062	19,998
Accruing loans past due 90 days or more	1,934	1,266	1,473
Restructured loans	1,563	463	293
Total nonperforming loans	32,583	32,791	21,764
Real estate owned	5,424	4,095	2,979
Other repossessed assets	2,027	1,440	1,861
Total nonperforming assets	$40,034	$38,326	$26,604

Asset Quality Ratios:
Non-performing assets to total assets	2.86%	2.74%	1.92%
Non-performing loans to total loans	3.03%	3.02%	1.93%
Allowance for loan losses to non-performing loans	50.38%	50.68%	69.41%
Allowance for loan losses to loans receivable	1.53%	1.53%	1.34%

(1)	Ratios for the three month period have been annualized.

(2)	Net interest income divided by average interest earning assets.

(3)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.